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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS
Operating results improve despite lower software revenue

        Princeton, New Jersey, April 30, 2003—Pharmacopeia, Inc. (Nasdaq: PCOP) today announced results for the first quarter ended March 31, 2003. The Company reported improved operating results for the 2003 first quarter, recording an operating loss of ($6.2) million in the quarter ended March 31, 2003 compared to a ($7.2) million operating loss for the 2002 first quarter. The improved operating results were realized as a result of the restructuring completed in 2002. Drug Discovery revenue increased to $7.5 million in the first quarter of 2003 from $7.2 million in 2002 comparable quarter. Accelrys software revenue, however, decreased to $17.2 million in the quarter just ended from $19.6 million in first quarter of 2002. Total revenue for the quarter ended March 31, 2003 was $24.7 million compared to $26.8 million reported in the quarter ended March 31, 2002. The net loss for the current quarter was ($5.5) million, or ($.23) per share, compared to a net loss of ($6.0) million, or ($.25) per share, reported in 2002. During the quarter the Company generated cash of over $5 million, resulting in cash, cash equivalents and marketable securities of $146.4 million at March 31, 2003 compared to $141.1 million at December 31, 2002.

        "Our operating results for the first quarter demonstrate the effectiveness of the cost containment initiatives we implemented beginning in the second half of 2002," said Dr. Joseph A. Mollica, Chairman, President and CEO. "As we continue our programs to enhance the efficiency of our operations across both business units, we will focus on continuing to improve our operating performance despite the challenging economic environment."

        "We were pleased to grow revenue year on year in the first quarter in our Drug Discovery division," added Dr. Mollica. "Milestones achieved during the quarter with Daiichi and Berlex contributed to the unit's improved revenue performance. For its part, Accelrys signed substantial software licenses with Eli Lilly, Schering-Plough, Novartis and Johnson & Johnson in the first quarter. Restrained IT spending by pharmaceutical companies in general, and the continuing difficulties in the biotechnology sector, however, continue to present challenges to the revenue growth plans of Accelrys and its competitors in the scientific software space. It is important to note that the first quarter has tended to be our software unit's weakest quarter, and typically has not been predictive of full year performance."

        Pharmacopeia also reiterated that it expects to be in a position to provide updated financial guidance in connection with the release of second quarter results.

        Further details regarding Pharmacopeia's first quarter performance will be presented in a conference call today. Joseph Mollica, CEO will host the call. Forward looking and material information may be discussed on this conference call.

  Date: Wednesday, April 30, 2003
  Time: 5:00 p.m. EDT
  Domestic Callers: (800) 360-9865
  International Callers: (973) 694-6836

        Webcast information can be accessed by visiting www.pharmacopeia.com

        A replay of the conference call, which can be accessed by dialing toll-free (800) 428-6051, and outside the U.S. by dialing (973) 709-2089, will be available for 2 weeks. The access code for the replay is 288972.

        Pharmacopeia (www.pharmacopeia.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia's Drug Discovery business integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds. Pharmacopeia's software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis. Pharmacopeia employs approximately 700 people and is headquartered in Princeton, NJ.

Contact:
John J. Hanlon
Chief Financial Officer
(609) 452-3600
jhanlon@pharmacop.com

###

When used anywhere in this document, the words "expects", "believes", "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia's strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months Ended March 31,
	2003	2002
Revenue:
Software license, service and other	$17,219	$19,621
Drug discovery services	7,521	7,219

Total revenue	24,740	26,840
Cost of revenue:
Software license, service and other	5,169	4,763
Drug discovery services	5,776	4,854

Total cost of revenue	10,945	9,617

Gross margin	13,795	17,223
Operating costs and expenses:
Research and development	5,733	7,319
Sales, general and administrative	14,658	17,066
Restructuring	(384)	—

Total operating costs and expenses	20,007	24,385

Operating loss from continuing operations	(6,212)	(7,162)
Interest and other income, net	1,136	1,280

Loss before provision for income taxes	(5,076)	(5,882)
Provision for income taxes	377	121

Net loss	$(5,453)	$(6,003)

Net loss per share
Basic	$(0.23)	$(0.25)

Diluted	$(0.23)	$(0.25)

Weighted average shares of common stock outstanding
Basic	23,617	23,681
Diluted	23,617	23,681

Balance Sheets

	March 31, 2003	December 31, 2002
Cash, cash equivalents and marketable securities	$146,443	$141,072
Trade receivables, net	14,839	35,571
Other assets, net	62,624	63,462

Total assets	$223,906	$240,105

Current liabilities	$42,437	$52,003
Long-term liabilities	3,206	4,766
Total stockholders' equity	178,263	183,336

Total liabilities and stockholders' equity	$223,906	$240,105

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PHARMACOPEIA ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS Operating results improve despite lower software revenue
PHARMACOPEIA, INC. SELECTED CONSOLIDATED FINANCIAL DATA (Dollars in thousands, except share data)
Statements of Operations
Balance Sheets